Exhibit 99.1

Freescale Semiconductor Announces Leadership Change

AUSTIN, Texas – August 11, 2008 – Freescale Semiconductor announced today that Paul Grimme, Freescale’s Senior Vice President and General Manager, Microcontroller Solutions, has chosen to resign from the company effective in September 2008.

Since joining the company in 1981, Paul held numerous positions in the areas of product engineering, marketing and operations management. He was instrumental in helping the company retain its worldwide leadership in automotive microcontrollers.

An internal and external search will be initiated for Paul’s replacement.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. The privately held company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations in more than 30 countries. Freescale is one of the world’s largest semiconductor companies with 2007 sales of $5.7 billion (USD). www.freescale.com

Investor Contact:

Mitch Haws

(512) 895-2454

mitch.haws@freescale.com

Media Contact:

Robert Hatley

(512) 996-5134

robert.hatley@freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2008.